Exhibit 99.1

McKesson Corporation One Post Street San Francisco, CA 94104 Tel: 415-983-8300

March 27, 2012

Alton F. Irby III

Chairman, Compensation Committee of the Board of Directors

McKesson Corporation

One Post Street

San Francisco, California 94104

Dear Alton,

Further to my conversations with you, I believe it is in the best interests of McKesson Corporation (“McKesson”) and its stockholders that I relinquish certain aspects of my compensation arrangement that are part of my Employment Agreement with McKesson, as amended through November 1, 2008 (my “Employment Agreement”). Where capitalized terms are used in this letter, they have the meanings ascribed to them in my Employment Agreement.

Effective immediately, I relinquish my right under any and all circumstances to be paid any portion of the Gross-Up Payment.

Effective immediately, I relinquish my right under any and all circumstances to be paid the cash severance amount calculated under clause (x) of Section 8(c)(i) of my Employment Agreement. Accordingly, the amount of cash severance payment to which I may become entitled pursuant to Section 8(c) of my Employment Agreement, which governs the calculation of my cash severance payment if there is a qualifying termination of my employment in connection with a Change in Control, will be calculated solely by reference to Sections 8(b)(i)(A) and (B) of my Employment Agreement. All of the other provisions of Section 8(c), governing, for example, the circumstances triggering the payment of severance and the time and form of the payment, will remain unchanged.

I understand and agree that this letter will be publicly disclosed and filed, as required by law. I acknowledge the receipt of good and valuable consideration for my relinquishment of the rights set forth above. I further acknowledge that said consideration does not include any collateral agreements, promises, or representations by McKesson regarding my relinquishment of these rights under my Employment Agreement, the effect of my doing so, or any aspect of my continuing employment with McKesson.

I waive for all time the right, if any, to (i) claim that McKesson has breached my Employment Agreement or (ii) claim Good Reason for the termination of my employment under my Employment Agreement, in any case, based solely on my having executed and delivered this letter or the terms that are contained in it, or based on McKesson’s having accepted and agreed to the terms of this letter. I also agree that nothing in this letter is to be construed as an admission by McKesson that McKesson’s acceptance of this letter constitutes a breach of my Employment Agreement or Good Reason for the termination of my employment under my Employment Agreement.

I fully understand the terms of this letter and I have consulted with my own attorney during the preparation of this letter. I have also consulted with my own tax advisors regarding the tax implications, if any, of the modifications proposed by this letter.

Sincerely,

/s/ John H. Hammergren
John H. Hammergren
Chairman, President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Alton F. Irby III
Alton F. Irby III Chairman, Compensation Committee

ACKNOWLEDGED:

/s/ Jorge L. Figueredo
Jorge L. Figueredo Executive Vice President, Human Resources

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